                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                   FORM 8-K

                Current Report Pursuant to Section 13 or 15 (d)
                    of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)        April 16, 2003
                                                 -----------------------------

                       ENGINEERED SUPPORT SYSTEMS, INC.
------------------------------------------------------------------------------



        MISSOURI                      0-13880                   43-1313242
(State of Incorporation)       (Commission File No.)          (IRS Employer
                                                           Identification No.)





201 Evans Lane, St. Louis, Missouri                               63121
(Address of principal executive officer)                       (Zip Code)





Registrant's telephone number including area code:  (314) 553-4000

Item 5.           Other Events.

                  On April 16, 2003, Engineered Support Systems, Inc. (the Company) completed the sale of its wholly-owned subsidiary, Engineered Specialty Plastics, Inc. (ESP), to a private equity group for approximately $7.4 million, comprised of cash and a mortgage note payable to the Company, plus certain working capital adjustments and contingent consideration based upon ESP's future revenues. ESP, which comprised all of the Company's Plastic Products segment, generated revenues of $17.6 million for the year ended October 31, 2002. The Company has previously recorded an estimated loss, net of income tax, on the disposal of ESP of $4.2 million and does not anticipate a significant change in this estimated loss as a result of the consummation of this transaction.


Item 7.           Financial Statements and Exhibits

                  (c) (1) Engineered Support Systems, Inc. press release, dated April 21, 2003, announcing the sale of Engineered Specialty Plastics, Inc.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ENGINEERED SUPPORT SYSTEMS, INC.


Date:  April 21, 2003                BY:  /s/ Gary C. Gerhardt
     --------------------               ------------------------------------
                                          Gary C. Gerhardt
                                          Vice Chairman - Administration and
                                          Chief Financial Officer

Item 7(c) (1) - Engineered Support Systems, Inc. press release, dated April 21,
                2003, announcing the sale of Engineered Specialty Plastics, Inc.

                            [Letterhead of ESSI]

For further information, please contact:
Gary C. Gerhardt
314/553-4982

                         ENGINEERED SUPPORT SYSTEMS
                   COMPLETES DIVESTITURE OF PLASTICS UNIT

         ST. LOUIS, MO, APRIL 21, 2003 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced that it has completed the sale of all the outstanding stock of its Plastic Products business segment to a private equity group for approximately $7.4 million, plus contingent consideration. The Company had previously announced its intentions to dispose of this business unit in May of 2002. Since that time, the Plastics segment had been treated as a discontinued operation in the Company's financial statements, according to GERALD E. DANIELS, VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

Terms of the transaction include aggregate consideration of $7.4 million comprised of cash and a mortgage note payable to the Company, certain adjustments dependent upon the level of working capital as of the closing date, plus contingent consideration based upon its future revenues. In conjunction with the intended disposition of this business, during 2002, Engineered Support recorded an after-tax provision of approximately $4.2 million related to the write-down of property and equipment to its estimated net realizable value. The Company does not expect to record any further significant loss provision in connection with the consummation of this transaction.

The Company's Plastic Products segment consisted of two wholly-owned subsidiaries, Engineered Specialty Plastics, Inc., a manufacturer of injection-molded resin products, and Lifetime Faucets, Inc., a provider of a propriety line of non-metallic faucets, both primarily for commercial customers in the south-central U.S. For its most recently completed fiscal year, the Company's Plastic Products segment reported revenues of $17.6 million.

Daniels commented, "I am pleased to report that the planned disposition of our non-core, commercial plastics operation has been completed, particularly at a time of difficult market conditions in the injection-molded plastics industry. Having endured three plus years of depressed revenues and marginal financial performance in our commercial Plastics segment, we believe that our shareholders will be better served by the redeployment of both the monetary and human capital from this area to our core defense business units. In the meantime, we thank the management and employees of the Plastics segment for persevering through the uncertainty of the sale process and wish the new ownership group well in its future endeavors."

The Company will use the cash portion of the sales proceeds to reduce its outstanding bank indebtedness.

Engineered Support Systems, Inc. is a diversified supplier of high-tech, integrated military electronics, support equipment and logistics services for all branches of America's armed forces and certain foreign militaries. The Company also serves a variety of commercial customers. For more information on the Company, please visit its website at www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

                                 *  *  *  *